Exhibit 10.17

FIRST AMENDMENT

TO THE

AMERICAN FEDERAL SAVINGS BANK

SALARY CONTINUATION AGREEMENT

DATED APRIL 18, 2002

FOR

ROBERT M. EVANS

THIS FIRST AMENDMENT is adopted this 31st day of December, 2006, effective as of January 1, 2005, by American Federal Savings Bank located in Helena, Montana (the “Company”).

The Company and Robert M. Evans (the “Executive”) executed the Salary Continuation Agreement effective as of April 18, 2002 (the “Agreement”).

The undersigned hereby amends the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

The following Section 1.1.4a shall be added to the Agreement immediately following Section 1.1.4:

1.1.4a	“Plan Year” shall mean the period commencing on the anniversary date of the Agreement.

The following Section 1.1.4b shall be added to the Agreement immediately following Section 1.1.4a:

1.1.4b	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

Section 1.1.5 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.5	“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(a)

the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

Section 2.2.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the benefit determined under Schedule A, based on the date of the Executive’s Termination of Employment.

Section 2.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.2

Payment of Benefit. The Company shall pay one-twelfth ( 1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Executive’s Termination of Employment and continuing until the Executive’s death.

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.2

Payment of Benefit. The Company shall pay one-twelfth ( 1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Executive’s Termination of Employment and continuing until the Executive’s death.

Sections 2.3.3 and 2.4.3 of the Agreement shall be deleted in their entirety.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.3:

2.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Company has accrued with respect to the Company’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Section 3.1.3 of the Agreement shall be deleted in its entirety.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. The Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. The Company may terminate this Agreement unilaterally at any time. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section

409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 8.7 shall be added to the Agreement immediately following Section 8.6:

8.7	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

IN WITNESS OF THE ABOVE, the Company hereby consents to this First Amendment.

American Federal Savings Bank

By

Title	EVP/CFO

Acknowledged:

Executive

Robert M. Evans

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